Exhibit 8.1

Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation;

Celestica Cayman Holdings 9 Limited, a Cayman Islands corporation;

Celestica Corporation, a Delaware corporation;

Celestica (Gibraltar) Limited, a Gibraltar corporation;

Celestica Holdings Pte Ltd., a Singapore corporation;

Celestica Hong Kong Limited, a Hong Kong corporation;

Celestica International Inc., an Ontario corporation;

Celestica Liquidity Management Hungary Limited Liability Company, a Hungary corporation;

Celestica (Luxembourg) S.ÀR.L., a Luxembourg corporation;

Celestica (Thailand) Limited, a Thailand corporation;

Celestica (US Holdings) Inc., a Delaware corporation;

IMS International Manufacturing Services Limited, a Cayman Islands corporation;

1282087 Ontario Inc., an Ontario corporation;

1681714 Ontario Inc., an Ontario corporation; and

1755630 Ontario Inc., an Ontario corporation.